Exhibit d.20

Blackstone Alternative Multi-Strategy Fund

SECOND AMENDED & RESTATED INVESTMENT SUB-ADVISORY AGREEMENT

This investment sub-advisory agreement (the “Agreement”), is effective as of March 12, 2021, between Blackstone Alternative Investment Advisors LLC, a Delaware limited liability company (the “Adviser”), and Blackstone Liquid Credit Strategies LLC (the “Sub-Adviser”), a Delaware limited liability company, (formerly known as GSO / Blackstone Debt Funds Management LLC).

WHEREAS, the Adviser has entered into an Investment Advisory Agreement (the “Advisory Agreement”) with Blackstone Alternative Investment Funds, a Massachusetts business trust (the “Trust”), on behalf of its series, Blackstone Alternative Multi-Strategy Fund (the “Fund”), relating to the provision of portfolio management services to the Fund; and

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Advisory Agreement provides that the Adviser may delegate any or all of its portfolio management responsibilities under the Advisory Agreement to one or more sub-investment advisers; and

WHEREAS, in selecting sub-investment advisers and entering into and amending sub-advisory agreements, the Adviser and the Trust may rely upon an exemptive order obtained from the Securities and Exchange Commission (“SEC”), provided that the Adviser and the Trust comply with the terms and conditions set forth therein; and

WHEREAS, the Adviser and the Board of Trustees (the “Board”) of the Trust desire to retain the Sub-Adviser to render portfolio management services to the Fund in the manner and on the terms set forth in this Agreement; and

WHEREAS, the Adviser and the Sub-Adviser (a) entered into the Sub-Advisory Agreement dated as of May 8, 2019 (the “Original Agreement”); (b) entered subsequently into the First Amended and Restated Sub-Advisory Agreement dated as of May 23, 2019 that amended and restated the Original Agreement in its entierety (the “First Amended Agreement”); and (c) wish to hereby amend and restate the Original Agreement in its entirety and to enter into this Agreement; and

WHEREAS, the Adviser and the Sub-Adviser desire to clarify certain expectations with respect to their relationship.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Adviser and the Sub-Adviser agree as follows:

1.	Appointment.

a.

Role of Sub-Adviser. The Adviser hereby appoints the Sub-Adviser to act as an investment adviser for the Fund, subject to the oversight and direction of the Adviser and the Board, for so long as this Agreement remains in effect. Without limiting the generality of the previous statement, the Sub-Adviser shall manage the investment and reinvestment of the assets of the Fund allocated to it, which assets shall include cash, cash equivalents, investments, reinvestments, proceeds from the ownership, sale or disposition of any assets, securities, instruments or other property held in the Fund (and allocated to the Sub-Adviser) (including all dividends and interest on such assets, securities, instruments or other property, all appreciation in the value thereof and less depreciation in the value thereof), in accordance with such investment strategies and within such limitations as the Adviser and the Sub-Adviser shall agree from time to time (collectively the “Strategy”). The Sub-Adviser acknowledges and agrees that the various investment advisory and other services as set forth herein to be performed by the Sub-Adviser will apply to the portion of the Fund’s assets that the Adviser or the Board shall from time to time designate, which may consist of all or a portion of the Fund’s assets (the “Allocated Portion”). The Sub-Adviser may also execute trades for investments generated by, and at the direction of, the Adviser (such investments, “Execution Investments”). The Sub-Adviser will receive no compensation with respect to such investments and such investments are not considered part of the Allocated Portion other than to the extent necessary to execute such trades. The Sub-Adviser will generally provide the various investment advisory and other services with respect to the Allocated Portion to wholly-owned subsidiaries of the Fund, Blackstone Alternative Multi-Strategy Sub Fund II Ltd and Blackstone Alternative Multi-Strategy Sub Fund III LLC. The Sub-Adviser hereby accepts such appointment and agrees during such period, subject to the oversight of the Board and the Adviser, to render the services and to assume the obligations herein set forth for the compensation stated in Section 5 hereof. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority or obligation to act for or represent the Adviser, the Trust, or the Fund in any way.

b.

Limitations of Sub-Adviser’s Responsibility. The Sub-Adviser shall only be responsible for the management of the investment program and compliance program of the Allocated Portion in accordance with the Strategy.

c.

Sub-Advisory Arrangement Not Exclusive for Fund and Sub-Adviser. It is acknowledged and agreed that the Adviser may appoint from time to time other sub-advisers in addition to the Sub-Adviser to manage the assets of the Fund that do not constitute the Allocated Portion and nothing in this Agreement shall be construed or interpreted to grant the Sub-Adviser an exclusive arrangement to act as the sole sub-adviser to the Fund. It is further acknowledged and agreed that the Adviser makes no commitment to designate any portion of the Fund’s assets to the Sub-Adviser as the Allocated Portion. The Adviser also recognizes that the Sub-Adviser may be or become associated with other investment entities and engage in investment management for others. Except to the extent necessary to perform its obligations hereunder, nothing herein shall be deemed to require the Sub-Adviser to devote any minimum amount of time or attention to the management of the Allocated Portion. Except as otherwise expressly provided herein, nothing herein shall be deemed to limit or restrict the right of the Sub-Adviser to engage in, or to devote time and attention to the management of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association. The Sub-Adviser will on occasion give advice or take action with respect to other investment entities that it manages that differs from the advice given with respect to the Allocated Portion.

2.	Sub-Adviser Duties.

The Sub-Adviser is hereby granted (subject to the limitations expressed) the following authority and undertakes to provide the following services and to assume the following obligations:

a.

Supervision; Adviser Retains Certain Authority. In furnishing the services hereunder, the Sub-Adviser will be subject to the supervision of the Adviser and the Board. Subject to notice to the Sub-Adviser, the Adviser retains complete authority, to the extent permitted under the Advisory Agreement, to immediately assume direct responsibility for any function delegated to the Sub-Adviser under this Agreement.

b.

Continuous Investment Program. The Sub-Adviser shall formulate and implement a continuous investment program for the Allocated Portion in accordance with the Strategy, including determining what portion of such assets will be invested or held uninvested in cash or cash equivalents. Without limiting the generality of the foregoing and subject to the requirements and restrictions in this Agreement, the Sub-Adviser is authorized to: (i) source, identify and evaluate investment opportunities for the Allocated Portion, monitor and review the investments held in the Allocated Portion and analyze the progress of such investments; (ii) make investment decisions for the Fund in respect of the Allocated Portion, such as taking actions with respect to the acquisition, purchase, consummation, satisfaction, exchange, liquidation, transfer and other dispositions of assets (including cash and cash-equivalent assets) held in the Allocated Portion; (iii) make certain investment representations on behalf of the Fund; (iv) vote or cause the voting and execution of proxies, waivers, consents and other instruments with respect to the Investments held in the Sub-Account and, in connection therewith, vote proxies for such Investments in accordance with the Sub-Adviser’s policies regarding proxy voting; (v) place purchase and sale orders for portfolio transactions in respect of the Allocated Portion and manage otherwise uninvested cash or cash equivalent assets of the Allocated Portion; (vi) use financial derivative instruments and any of the efficient portfolio management techniques and instruments as may in the reasonable opinion of the Sub-Adviser be necessary in order to implement the Strategy; (vii) do anything with respect to the Allocated Portion which the Sub-Adviser shall deem requisite, appropriate or advisable in connection with the maintenance and administration of the Allocated Portion; (viii) control, transfer or otherwise deal in, and exercise all rights, powers, privileges and other incidents of ownership or control with respect to, the investments of the Allocated Portion; (ix) authorize any director, officer, manager, trustee, member, partner, stockholder, principal, investment professional, employee, advisor, consultant, representative or other agent (each, a “Representative”) of the Sub-Adviser to act for and on behalf of the Fund in all matters incidental to the foregoing; and (x) subject to Section 2(e) below, execute account documentation, agreements, contracts and other documents, including as may be requested by brokers, dealers, counterparties and other persons in connection with the Sub-Adviser’s management of the Allocated

Portion (in such respect, and only for this limited purpose, the Sub-Adviser will, as necessary to effect such documentation, agreements, contracts and other documents, act as the Adviser’s and the Fund’s agent and attorney-in-fact). The Sub-Adviser, in general, will take such action as it deems is appropriate to manage the Allocated Portion.

c.

Management in Accordance with Fund Governing Documents and Procedures. Subject to any guidelines agreed upon between the Adviser and Sub-Adviser from time to time, the Sub-Adviser will manage the Allocated Portion subject to and in accordance with:

i.	the Strategy;

ii.

the investment objective, policies and restrictions of the Allocated Portion, in accordance with the Fund’s Agreement and Declaration of Trust, as amended, By-Laws and the Fund’s registration statement (as from time to time amended, supplemented and in effect, the “Registration Statement”) (collectively, the “Governing Documents”);

iii.

the requirements applicable to registered investment companies under applicable laws, including, without limitation, the 1940 Act and the rules and regulations thereunder and the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder applicable to qualification as a “regulated investment company”;

iv.	any service level agreement that may be agreed between the parties from time to time; and

v.	any written instructions which the Adviser or the Board may issue to the Sub-Adviser from time to time, subject to the terms and conditions of this Agreement.

d.

The Sub-Adviser also agrees to conduct its activities hereunder in accordance with any applicable procedures or policies adopted by the Board or the Adviser with respect to the Fund as from time to time in effect and communicated in writing to the Sub-Adviser (the “Procedures”). The Adviser has provided to the Sub-Adviser copies of all current Governing Documents and current Procedures and shall provide to the Sub-Adviser any amendments or supplements thereto. The Adviser will provide reasonable advance notice to the Sub-Adviser of any changes to the Governing Documents or the Procedures that may be reasonably expected to impact the Allocated Portion or the Sub-Adviser’s ability to fulfill its obligations under this Agreement. The Adviser shall promptly furnish the Sub-Adviser with such additional information as may be reasonably necessary for or reasonably requested by the Sub-Adviser to perform its responsibilities pursuant to this Agreement.

e.

Fund Counterparties. The Sub-Adviser will utilize counterparties and/or clearing members for prime brokerage, futures clearing, listed and OTC options and swap services, ISDA services, and other transactions in financial derivative instruments under agreements set up by, and in the name of, the Adviser or the Fund. The Sub-Adviser will provide reasonable assistance to the Adviser in negotiating trading terms and other arrangements with counterparties and/or clearing members upon reasonable request. In effecting transactions for the Allocated Portion, the Sub-Adviser will utilize broker-dealers and swap execution facilities, if applicable, for trade execution selected by the Sub-Adviser, and accounts set up by the Sub-Adviser with such broker-dealers and swap execution facilities. The Sub-Adviser will assist with the management of any collateral and margin requirements associated with investments made for the Allocated Portion (where applicable) and will perform in-house reconciliation procedures on such accounts and provide information regarding such reconciliations to the Adviser upon request.

f.

Reports. The Sub-Adviser shall render such reports to the Board and the Adviser as they may reasonably request concerning the investment activities of the Sub-Adviser with respect to the Fund. On each business day, the Sub-Adviser shall provide information (to which the Adviser will have access) to the Fund’s administrator (the “Administrator”) regarding (i) the securities or other instruments, including, without limitation, cash and cash equivalents, held in the Allocated Portion; and (ii) the securities or other instruments purchased and sold for the Allocated Portion by the Sub-Adviser on such business day. The Sub-Adviser also shall provide such additional information to the Adviser or the Administrator regarding the Sub-Adviser’s implementation of the Strategy as the Adviser or Administrator may reasonably request in such format as the Adviser or Administrator may request.

g.

Proxy Voting. The parties hereby agree that the Sub-Adviser shall assume responsibility for voting proxies and making all other voting and consent determinations with respect to the issuers of securities and other instruments held in the Allocated Portion in accordance with the Sub-Adviser’s then-existing proxy voting policies and procedures (a copy of which has been provided by the Sub-Adviser to the Adviser), provided that the Sub-Adviser’s proxy voting policies and procedures for the Allocated Portion are not inconsistent with the proxy voting policies and procedures adopted by the Fund and provided to the Sub-Adviser from time to time. The Sub-Adviser shall provide disclosure regarding its proxy voting policies and procedures in accordance with the requirements of Form N-1A for inclusion in the Registration Statement of the Trust. To the extent that the Sub-Adviser votes proxies for the Fund, upon reasonable request, the Sub-Adviser shall report to the Adviser a record of all proxies voted, in such form and format as may be reasonably requested by the Adviser that permits the Fund to comply with the requirements of Form N-PX with respect to the Allocated Portion. During any annual period in which the Sub-Adviser has voted proxies for the Fund, the Sub-Adviser shall certify as to its compliance with its proxy voting policies and procedures and applicable federal statues and regulations.

h.

Filing Claims. The parties hereby agree that the Sub-Adviser shall not be responsible for the filing of claims (or otherwise causing the Fund to participate as a named party) in class action litigation, settlements, bankruptcy proceedings, or similar proceedings in which shareholders may participate related to securities currently or previously associated with the Allocated Portion. Notwishstanding the foregoing, at the Sub-Adviser’s reasonable request, Sub-Adviser may assume responsibility for the filing of such claims (or otherwise causing the Fund to participate as a named party) in class action litigation, settlements, bankruptcy proceedings, or similar proceedings related to securities currently or previously associated with the Allocated Portion.

i.

Sub-Adviser’s Management and Monitoring of the Allocated Portion. The Sub-Adviser shall be responsible for daily monitoring of the investment activities and portfolio holdings within the Allocated Portion in a manner that is reasonably designed to ensure the Allocated Portion’s compliance with the Strategy, relevant Governing Documents and Procedures, and applicable law. The Adviser or the Trust on behalf of the Fund, as applicable, shall timely provide to the Sub-Adviser all information and documentation that the parties mutually agree are necessary or appropriate for the Sub-Adviser to fulfill its obligations under this Agreement. Subject to Section 1(b) above, the Sub-Adviser shall act on any reasonable instructions of the Adviser with respect to the investment activities used to manage the Allocated Portion to ensure compliance with the relevant Governing Documents, Procedures, and applicable law.

j.

Daily Transmission of Information to Custodian.    In connection with any purchase and sale of securities or other instruments for the Allocated Portion, the Sub-Adviser will arrange for the transmission to the custodian for the Fund (the “Custodian”) on a daily basis such confirmation, trade files, and other documents and information, including, but not limited to, CUSIP, Sedol, or other numbers that identify the securities or other instruments to be purchased or sold for the Allocated Portion on behalf of the Fund, as may be reasonably necessary to enable the Custodian to perform its custodial, administrative, and recordkeeping responsibilities with respect to the Fund. Copies of such confirmations, trade files, and other documents and information shall be provided concurrently to the Administrator. With respect to securities or other instruments to be settled through the Fund’s Custodian, the Sub-Adviser will arrange for the prompt transmission of the confirmation of such trades to the Custodian. The parties acknowledge that the Sub-Adviser is not a custodian of the Fund’s assets and will not take or retain possession or custody of such assets.

k.

Assistance with Valuation. The Sub-Adviser will provide reasonable assistance to the Adviser, the Custodian, the Administrator or another similar party designated by the Adviser in assessing the fair value of securities or other instruments held in the Allocated Portion for which market quotations are not readily available or for which the Adviser or the Board has otherwise determined to fair value such portfolio holdings.

l.

Provision of Information and Certifications. The Sub-Adviser shall timely provide to the Adviser and the Trust, on behalf of the Fund, all information and documentation they may reasonably request as necessary or appropriate in order for the Adviser and the Board to oversee the activities of the Sub-Adviser and to comply with the requirements of the Governing Documents, the Procedures, and any applicable law, including, without limitation, (i) information and commentary relating to the Sub-Adviser or the Allocated Portion for the Fund’s annual and semi-annual reports, in a format as may be agreed between the Adviser and the Sub-Adviser, including the relevant market conditions and the investment techniques and strategies used and additional certifications related to the Sub-Adviser’s management of the Allocated Portion in order to support the Fund’s filings on Form N-CSR, Form N-PORT and other applicable forms, and the Fund’s Principal Executive Officer’s and Principal Financial Officer’s certifications under Rule 30a-2 under the 1940 Act, thereon; (ii) within 15 days of a quarter-end, a quarterly certification with respect to compliance and operational matters related to the Sub-Adviser and the Sub-Adviser’s management of the Allocated Portion (including, without limitation, compliance with the Procedures), in a format reasonably requested by the Adviser and the Sub-Adviser; and (iii) an annual certification from the Sub-Adviser’s Chief Compliance Officer, appointed under Rule 206(4)-7 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), with respect to the design and operation of the Sub-Adviser’s compliance program, in a format reasonably requested by the Adviser and the Sub-Adviser.

m.

Code of Ethics. The Sub-Adviser will maintain a written code of ethics (the “Code of Ethics”) that complies with the requirements of Rule 17j-1 under the 1940 Act (“Rule 17j-1”), a copy of which will be provided to the Adviser and the Fund, and will institute procedures reasonably necessary to prevent any Access Person (as defined in Rule 17j-1) from violating its Code of Ethics. Adviser and Sub-Adviser agree that the Code of Ethics of The Blackstone Group Inc. satisfy the necessary requirements. The Sub-Adviser will follow such Code of Ethics in performing its services under this Agreement. The Sub-Adviser also will certify quarterly to the Trust on behalf of the Fund and the Adviser that it and its “Advisory Persons” (as defined in Rule 17j-1) have complied materially with the requirements of Rule 17j-1 during the previous quarter or, if not, explain what the Sub-Adviser has done to seek to ensure such compliance in the future. Annually, the Sub-Adviser will furnish a written report, which complies with the requirements of Rule 17j-1 and Rule 38a-1, concerning the Code of Ethics and its compliance program, respectively, to the Trust and the Adviser. The Sub-Adviser shall notify the Adviser promptly upon becoming aware of any material violation of the Code of Ethics involving the Allocated Portion. Upon request of the Board or the Chief Compliance Officer on behalf of the Fund or the Adviser with respect to violations of the Code of Ethics directly affecting the Fund, the Sub-Adviser will permit representatives of the Trust or the Adviser to examine reports (or summaries of the reports) required to be made by Rule 17j-1 relating to enforcement of the Code of Ethics. The Sub-Adviser will provide such additional information regarding material violations of the Code of Ethics as the Board or the Chief Compliance Officer on behalf of the Fund or the Adviser may reasonably request in order to assess the functioning of the Code of Ethics or any harm caused to the Fund from a violation of the Code of Ethics, but reserving the right to assert all applicable legal privileges, provided that such assertion does not conflict with the Fund’s or the Board’s compliance with applicable law or any confidentiality obligations. Further, the Sub-Adviser represents and warrants that it has policies and procedures reasonably designed to detect and prevent the misuse of material, nonpublic information by the Sub-Adviser and its employees.

n.

For the avoidance of doubt, the Adviser has carefully reviewed and understands the Sub-Adviser’s disclosures regarding conflicts of interest set forth in Part 2A and Part 2B of the Sub-Adviser’s Form ADV filed with the U.S. Securities and Exchange Commission pursuant to Section 203(c) of the Advisers Act (the “Brochure”).

o.

Sub-Adviser Review of Materials. Upon the Adviser’s request, the Sub-Adviser shall review and comment upon selected portions relating to the Sub-Adviser and/or the Strategy (including the Allocated Portion) of the Registration Statement, other offering documents and ancillary sales and marketing materials prepared by the Adviser for the Fund (with respect to the Sub-Adviser’s provision of the services under this Agreement or the Strategy or performance with respect to the Allocated Portion), and participate, at the reasonable request of the Adviser, in educational meetings with placement agents and other intermediaries about portfolio management and investment-related matters of the Fund. The Sub-Adviser will promptly inform the Fund and the Adviser upon becoming aware that any information in the Registration Statement relating to the Sub-Adviser or the Strategy is (or will become) inaccurate or incomplete in any material respect.

p.

Regulatory Communications and Notices. The Sub-Adviser shall promptly notify the Adviser regarding any inspections, notices or inquiries of a material nature from any governmental, administrative or self-regulatory agency, including without limitation, any deficiency letter, responses to deficiency letters or similar communications or actions (i) specifically relating to the Sub-Adviser’s management of the Allocated Portion or that otherwise specifically relate to the Fund or (ii) that involve matters that could reasonably be viewed as material to the Sub-Adviser’s ability to fulfill its obligations under this Agreement. To the extent that such inspections, notices, or inquiries specifically relate to the Fund, the Sub-Adviser shall promptly make available such documents to the Adviser unless the Sub-Adviser would be legally prohibited from doing so. Notwithstanding the foregoing, the Sub-Adviser shall not be required to provide the Adviser notice of any routine audits, blanket document request forms, exams or sweep exams conducted by any governmental, administrative or self-regulatory agency unless such audits, request forms or exams (i) specifically relate to the Sub-Adviser’s management of the Allocated Portion or (ii) that involve matters that could reasonably be viewed as material to the Sub-Adviser’s ability to fulfill its obligations under this Agreement.

q.

Notice of Material Actions / Change in Control. The Sub-Adviser will promptly notify the Adviser in writing of the occurrence of any of the following events (i) it is served or otherwise receives notice of in writing any material action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, governmental, administrative or self-regulatory agency, or public board or body, in each case, to which the Sub-Adviser is a party, (A) specifically relating to the Sub-Adviser’s management of the Allocated Portion or (B) that may reasonably be expected to materially adversely affect the investment management business of the Sub-Adviser and (ii) an actual change of control or management of the Sub-Adviser.

3.	Broker-Dealer Selection.

a.

To the extent provided in the Registration Statement, and in accordance with applicable law and applicable policies and procedures of the Sub-Adviser, as approved by the Board (the “Sub-Adviser Procedures”), the Sub-Adviser shall, in the name of the Fund, place orders for the execution of portfolio transactions for the Allocated Portion, when applicable, with or through such brokers, dealers or other financial institutions described in Section 2(e) hereof. The Sub-Adviser shall use its commercially reasonable efforts to obtain best execution and efficient execution on all portfolio transactions executed in respect of the Allocated Portion in a manner consistent with the Procedures and the Sub-Adviser Procedures. The Sub-Adviser may, to the extent permissible by Section 28(e) of the Securities Exchange Act of 1934, and consistent with applicable Sub-Adviser Procedures, consider, among other things, the financial responsibility, research and investment information, and other services provided by broker-dealers who may effect or be a party to any such transaction or to other transactions to which other clients of the Sub-Adviser may be a party.

b.

On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Sub-Adviser, the Sub-Adviser may, in accordance with applicable law and any relevant Sub-Adviser Procedures, aggregate the securities to be so purchased or sold with other orders for other clients of the Sub-Adviser. In such event, allocation of the securities so purchased or sold, as well as of the fees and expenses incurred in the transaction, will be made by the Sub-Adviser consistent with the Procedures and the Sub-Adviser Procedures and in the manner it considers to be equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

c.

Pursuant to U.S. Commodity Futures Trading Commission (“CFTC”) Regulation 43.6(i), the Sub-Adviser is hereby authorized to execute swap transactions on behalf of the Fund as “block trades.” Additionally, when the Sub-Adviser deems the execution of a swap transaction to be in the best interest of the Fund as well as other clients of the Sub-Adviser, the Sub-Adviser may, in accordance with applicable law and any relevant Sub-Advisor Procedures, aggregate swap transactions to be executed for the Fund with swap transactions to be executed for other clients of the Sub-Advisor and execute such aggregated transactions as a “block trade” in accordance with CFTC Regulation 43.6(h)(6).

d.

On an ongoing basis, at such times as the Adviser or the Board shall request, the Sub-Adviser will provide a written report to the Adviser and the Board, in a form reasonably agreed between the Sub-Adviser and the Adviser, summarizing the brokerage details with respect to transactions executed by the Sub-Adviser for the Allocated Portion. The Sub-Adviser does not use “soft dollars” as a matter of policy.

4.	Books and Records; Periodic Reports.

a.

Maintenance Requirements. The Sub-Adviser shall maintain such books and records with respect to the Allocated Portion as are required by law, including, without limitation, the 1940 Act (including, without limitation, the investment records and ledgers required by Rule 31a-1) and the Advisers Act, and the rules and regulations thereunder (the “Fund’s Books and Records”). The Sub-Adviser agrees that the Fund’s Books and Records are the Fund’s property and further agrees to surrender promptly to the Trust or the Adviser a copy of the Fund’s Books and Records upon the request of the Board or the Adviser; provided, however, that the Sub-Adviser may retain copies of the Fund’s Books and Records at its own cost. The Sub-Adviser shall make the Fund’s Books and Records available for inspection and use by the SEC and other regulatory authorities having authority over the Fund, the Trust, the Adviser, or any person retained by the Board at all reasonable times as requested by the Adviser or the Board. Where applicable, the Fund’s Books and Records shall be maintained by the Sub-Adviser for the periods and in the places required by Rule 31a-2 under the 1940 Act. In the event of the termination of this Agreement, the Fund’s Books and Records will be returned to the Trust or the Adviser. The Adviser and Fund’s Chief Compliance Officer shall, upon reasonable notice, be provided with access to the Sub-Adviser’s documentation and records relating to the Fund and copies of such documentation and records.

b.

Periodic Reports. The Sub-Adviser shall (i) render to the Board such periodic and special reports as the Board or the Adviser may reasonably request; and (ii) meet with any persons at the reasonable request of the Adviser or the Board for the purpose of reviewing the Sub-Adviser’s performance under this Agreement upon reasonable advance notice.

5.	Compensation of the Sub-Adviser.

The Adviser will pay the Sub-Adviser for its services with respect to the Fund the compensation specified in Appendix A to this Agreement.

6.	Allocation of Charges and Expenses.

The Sub-Adviser shall bear its expenses of providing services pursuant to this Agreement, including, without limitation, the Sub-Adviser’s operating and overhead expenses attributable to its duties hereunder. It is understood that, pursuant to the Advisory Agreement, the Fund will pay all expenses other than those expressly stated to be payable by the Sub-Adviser hereunder or by the Adviser under the Advisory Agreement, which such expenses payable by the Fund shall include, without limitation, those set forth in Section 4 of the Advisory Agreement.

7.	Notification, Curing Breach.

The Sub-Adviser shall use its reasonable best efforts to cooperate with the Adviser in curing any regulatory or compliance breaches or breaches of this Agreement as promptly as possible. The Sub-Adviser will notify the Adviser as soon as reasonably practicable upon obtaining actual knowledge of any material breach by the Sub-Adviser of the Governing Documents, the Procedures, regulations solely applicable to the Allocated Portion, the Strategy, or this Agreement.

8.	Use of Names and Track Record.

a.

Adviser’s and Fund’s Use of Sub-Adviser Name. For so long as the Fund remains in existence, the Adviser and the Fund shall have a royalty-free license to use the name of the Sub-Adviser, including any short-form of such name, or any combination or derivation thereof, for the purpose of identifying the Sub-Adviser as a sub-adviser to the Fund. The Sub-Adviser acknowledges and agrees that the Adviser, the Fund and the Fund’s selling agents will use such names in marketing the Fund to current and prospective investors. The Adviser and the Fund shall cease to use the name of the Sub-Adviser in any newly printed materials (except as may, in the sole discretion of the Adviser, be reasonably necessary to comply with applicable law) promptly upon termination of this Agreement with respect to the Fund. During the term of this Agreement, the Sub-Adviser shall have the right, upon reasonable request and at its own expense, to review all sales and other marketing materials utilizing the name of the Sub-Adviser and any combination or derivation thereof, provided, however, that if the Sub-Adviser fails to comment in writing (including via e-mail) by the end of the third business day after delivery of such materials, the Sub-Adviser will be deemed to have granted consent on the end of the third business day following delivery of such materials to the Sub-Adviser for approval.

b.

Sub-Adviser’s Use of Track-Record. The Sub-Adviser may use performance data it generates in connection with the Fund, provided that the Fund is not specifically identified by name without approval in writing by the Adviser.

9.	Liability and Indemnification.

a.

Absent the Sub-Adviser’s breach of this Agreement or the willful misconduct, bad faith, gross negligence, or reckless disregard of the obligations or duties hereunder on the part of the Sub-Adviser, or its officers, directors, partners, agents, employees, and controlling persons, the Sub-Adviser shall not be liable for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any position; provided, however, that the obligations of the Sub-Adviser in respect to “Trade Error” or “Compliance Error” (as defined in the Procedures, as the same may be amended from time to time) shall be set forth in the Procedures. Adviser agrees to provide written notice to the Sub-Adviser at least 35 days prior to any material change to the definition in the Procedures of Trade Error or Compliance Error (or to any associated obligations or liabilities of the Sub-Adviser) becoming effective with respect to the Allocated Portion unless, in the reasonable discretion of the Adviser, such change must become effective earlier due to any applicable law, rule, regulation or court order. It is acknowledged and agreed that any Trade Error or Compliance Error that results in a gain to the Fund shall inure to the benefit of the Fund. Notwithstanding the above, in instances where the Sub-Adviser is acting in a non-discretionary capacity, the Sub-Adviser is not liable with respect to Compliance Errors. For the avoidance of doubt, it is acknowledged and agreed that the Fund is a third party beneficiary of the indemnity granted in this Section 9(a) and Section 9(c) below, and the indemnity is intended to cover claims by the Fund, the Trust (on behalf of the Fund), or the Adviser against the Sub-Adviser for recovery pursuant to this section. For the avoidance of doubt, the Sub-Adviser shall have no liability under this Agreement to the Adviser, the Fund, any of their respective affiliates or any other person in connection with, nor shall any term or condition of this Agreement apply to the Sub-Adviser with respect to Execution Investments that are generated by the Adviser. The Adviser acknowledges that the Sub-Adviser is not acting as an investment adviser (within the meaning of the Advisers Act) to the Fund or on behalf of the Adviser for purposes of this Agreement with respect to Execution Investments, and that neither the Adviser nor the Fund is a “client” of the Sub-Adviser for purposes of this Agreement when executing such trades, and it is expressly understood and agreed that the Sub-Adviser owes no fiduciary duty, or any other duty, to the Adviser or the Fund in connection with the execution of such trades or such Execution Investments.

b.

The Sub-Adviser acknowledges that it has received notice of and accepts the limitations upon the Fund’s liability set forth in its Agreement and Declaration of Trust, as amended. The Sub-Adviser agrees that any of the Fund’s obligations shall be limited to the assets of the Fund and that the Sub-Adviser shall not seek satisfaction of any such obligation from the shareholders of the Fund nor from any other series of the Trust or any Trustees or officer, employee, or agent of the Fund or other series of the Trust.

c.

The Sub-Adviser shall indemnify the Fund and the Adviser and each of their respective trustees, members, officers, employees and shareholders, and each person, if any, who controls the Fund or the Adviser within the meaning of Section 15 of the Securities Act, against, and hold them harmless from, any and all losses, claims, damages, liabilities, costs and expenses (including, without limitation, reasonable and documented attorneys’ and accountants’ fees and disbursements) (collectively, “Losses”) asserted by any third party in so far as such Losses (or actions with respect thereto) arise out of or are based upon (i) any actual material misstatement or omission in the Fund’s Registration Statement, any proxy statement, or communication to current or prospective investors in the Fund relating to disclosure provided to the Adviser or the Fund by the Sub-Adviser for inclusion in such documents; or (ii) the bad faith, willful misconduct or gross negligence by the Sub-Adviser in the performance of its duties under this Agreement or reckless disregard of its obligations or duties hereunder. For the avoidance of doubt, it is acknowledged and agreed that the indemnity in this Section 9(c) shall not operate to limit in any way the indemnification granted by the Sub-Adviser to the Adviser, the Fund, or the Trust (on behalf of the Fund) in Section 9(a) above.

d.

The Adviser shall indemnify the Sub-Adviser and each of its partners/members, officers, employees and shareholders, and each person, if any, who controls the Sub-Adviser within the meaning of Section 15 of the Securities Act, against, and hold them harmless from, any and all Losses asserted by any third party in so far as such Losses (or actions with respect thereto) arise out of or are based upon (i) any actual material misstatement or omission in the Fund’s Registration Statement, any proxy statement, or communication to current or prospective investors in the Fund (other than a misstatement or omission relating to disclosure provided to the Adviser or the Fund by the Sub-Adviser for inclusion in such documents); (ii) any action or inaction by the Sub-Adviser that the Sub-Adviser has made or refrained from making, as applicable, in good faith pursuant to and consistent with the Adviser’s written instructions to the Sub-Adviser; or (iii) the bad faith, willful misconduct, or gross negligence by the Adviser in the performance of its duties under this Agreement or reckless disregard of its obligations or duties hereunder.

e.

Promptly after receipt of notice of any action, arbitration, claim, demand, dispute, investigation, lawsuit, or other proceeding (each a “Proceeding”) by a party seeking to be indemnified under Section 9(c) or 9(d) (the “Indemnified Party”), the Indemnified Party will, if a claim in respect thereof is to be made against a party against whom indemnification is sought under Section 9(c) or 9(d) (the “Indemnifying Party”) notify the Indemnifying Party in writing of the commencement of such Proceeding; provided that, the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any indemnification liability which it may have to the Indemnified Party. No Indemnifying Party shall be liable under this section for any settlement of any Proceeding entered into without its consent with respect to which indemnity may be sought hereunder.

f.	The rights of indemnification provided in this section shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise by law.

10.	[RESERVED]

11.	Custodian.

a.

The Fund’s assets shall be maintained in the custody of its Custodian. Any assets added to the Fund shall be delivered directly to the Fund’s Custodian. The Sub-Adviser shall not act, and the Adviser confirms that the Sub-Adviser does not act, as custodian or otherwise take or retain possession, custody, title, or ownership of any assets of the Allocated Portion. The Sub-Adviser is not authorized to receive any Allocated Portion assets or direct the disposition or expenditure of any Allocated Portion assets, other than in connection with “delivery versus payment” or other “authorized trading” under Rule 206(4)-2 of the Advisers Act, and notwithstanding anything in this Agreement to the contrary (including any authority granted to the Sub-Adviser pursuant to this Agreement), shall not be deemed by the parties to maintain custody of the Fund or any assets therein. The Adviser shall direct the Custodian to cooperate with the Sub-Adviser in connection with the Sub-Adviser’s performance of its services hereunder, including directing the Custodian to take all steps necessary or appropriate to settle purchases, sales and trades made by the Sub-Adviser with respect to the Allocated Portion, including delivery of certificates or other indicia of ownership, payment of funds and such other acts as may be necessary to fulfill such responsibilities. The Sub-Adviser shall give notice and directions to the Custodian (and copies thereof as required by the Adviser) with respect to the transactions regarding the Allocated Portion in such manner as agreed upon between the Custodian and the Sub-Adviser. Except to the extent caused by or arising from the Sub-Adviser’s own willful misconduct, bad faith, gross negligence, or reckless disregard of the obligations or duties hereunder, the Sub-Adviser shall not be responsible or liable for any loss incurred by reason of any act or omission of the Custodian, including but not limited to any payments, distributions, deliveries and receipts with respect to the assets in the Allocated Portion or any loss arising from, on account of or in connection with the Custodian failing to timely notify the Sub-Adviser of any vote, corporate action or similar transaction in respect of any Investment.

12.	Representations of the Sub-Adviser.

The Sub-Adviser represents, warrants and further covenants as follows:

a.

Duly Organized / Good Standing. It is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and is qualified to do business in each jurisdiction in which failure to be so qualified would reasonably be expected to have a material adverse effect upon it.

b.

Authority. The execution, delivery and performance by the Sub-Adviser of this Agreement are within the Sub-Adviser’s powers and have been duly authorized by all necessary action on the part of its governing body (i.e., its partners or board of directors/trustees/members), and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Adviser for the execution, delivery and performance of this Agreement that has not already been obtained, and the execution, delivery and performance of this Agreement by the Sub-Adviser does not contravene or constitute a default under (i) any provision of applicable law, rule or regulation applicable to the Sub-Adviser, (ii) the Sub-Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instruments binding upon the Sub-Adviser other than any such contravention or default that would not reasonably be expected to have a material adverse effect on Sub-Adviser’s ability to perform under the Agreement. Any individuals whose signatures are affixed to this Agreement on behalf of the Sub-Adviser have full authority and power to execute this Agreement on behalf of the Sub-Adviser.

c.

Enforceable Agreement. This Agreement is enforceable against the Sub-Adviser in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, arrangement, moratorium, and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

d.

Registered Investment Adviser. The Sub-Adviser (i) is duly registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has appointed a Chief Compliance Officer under Rule 206(4)-7 under the Advisers Act; (iv) has adopted written policies and procedures that are reasonably designed to prevent violations of the Advisers Act from occurring, and correct promptly any violations that have occurred, and will provide notice promptly to the Adviser of any material violations relating to the Fund; (v) has materially met and will seek to continue to materially meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency; and (vi) will promptly notify the Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of a registered investment company pursuant to Section 9(a) of the 1940 Act.

e.	[RESERVED]

f.

Licenses and Registrations. It has all governmental, regulatory, self-regulatory, and exchange licenses, registrations, memberships, and approvals required to act as Sub-Adviser to the Fund pursuant to this Agreement and it will maintain any such required licenses, registrations, memberships, and approvals.

g.	ADV. It has provided the Adviser with a copy of its Form ADV and will, after making any amendment to its Form ADV Parts 2A and 2B, furnish a copy of such amendment to the Adviser.

h.

No Untrue Statements or Omissions. The information provided by the Sub-Adviser to the Adviser in writing shall not, to the knowledge of the Sub-Adviser, contain any untrue statement of a material fact or omit to state a material fact necessary to make the information not misleading.

i.

Section 13 Filings. For purposes of Section 13(f) of the Exchange Act and to the extent applicable, and Rule 13f-1 thereunder, the Sub-Adviser shall be deemed to exercise investment discretion over any “Section 13(f) securities” (as defined in Rule 13f-1(c) under the Exchange Act) held or previously held in the Allocated Portion, and shall include information regarding such securities in its reports filed on Form 13F.

j.

Ongoing Representations and Warranties. If, at any time during the term of this Agreement, it discovers any fact or omission, or any event or change of circumstances has occurred, which would make any of its representations and warranties in this Agreement inaccurate or incomplete in any material respect, the Sub-Adviser will provide prompt written notification to the Adviser of such fact, omission, event, or change of circumstance, and the facts related thereto. The Sub-Adviser agrees that it will provide prompt notice to the Adviser in the event that: (i) the Sub-Adviser makes an assignment for the benefit of creditors, files a voluntary petition in bankruptcy, or is otherwise adjudged bankrupt or insolvent by a court of competent jurisdiction; or (ii) a material event occurs with respect to the Sub-Adviser’s investment advisory business that could reasonably be expected to adversely impact the Sub-Adviser’s ability to perform its duties under this Agreement.

13.	Representations of the Adviser.

The Adviser represents, warrants and further covenants as follows:

a.

Duly Organized / Good Standing. It is duly organized, validly existing, and in good standing as a limited liability company under the laws of the State of Delaware, and is qualified to do business in each jurisdiction in which failure to be so qualified would reasonably be expected to have a material adverse effect upon it.

b.

Authority. The execution, delivery and performance by the Adviser of this Agreement, including the retention of the Sub-Adviser as a sub-adviser to the Fund, are within the Adviser’s powers and have been duly authorized by all necessary action, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance of this Agreement, and the execution, delivery and performance of this Agreement by the Adviser does not contravene or constitute a default under: (i) any provision of applicable law, rule or regulation applicable to the Adviser; (ii) the Adviser’s governing instruments; or (iii) any agreement, judgment, injunction, order, decree or other instruments binding upon the Adviser. Any individuals whose signatures are affixed to this Agreement on behalf of the Adviser have full authority and power to execute this Agreement on behalf of the Adviser.

c.

Enforceable Agreement. This Agreement is a legal, valid and binding agreement of the Adviser and is enforceable against the Adviser in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, arrangement, moratorium, and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

d.

Registered Investment Adviser; CFTC Registration. The Adviser (i) is duly registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement and the Advisory Agreement with the Trust remain in effect, (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by the Advisory Agreement with the Trust, (iii) has appointed a Chief Compliance Officer under Rule 206(4)-7 under the Advisers Act; (iv) has adopted written policies and procedures that are reasonably designed to prevent violations of the Advisers Act from occurring, and correct promptly any violations that have occurred; (v) has materially met and will seek to continue to materially meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency; and (vi) will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of a registered investment company pursuant to Section 9(a) of the 1940 Act. The Adviser is duly registered as a commodity pool operator and commodity trading advisor with the CFTC and is a member in good standing of the National Futures Association and will maintain such registration and membership in good standing for so long as this Agreement remains in effect or will be exempt from such registration and membership.

e.

No Material Pending Actions. To the best of its knowledge, there are no material pending, threatened in writing, or contemplated actions, suits, proceedings, or investigations before or by any court, governmental, administrative, or self-regulatory body, board of trade, exchange, or arbitration panel to which it or any of its affiliates, is a party or to which it or any of its affiliates or assets are subject, nor has it or any of its affiliates received any notice of an investigation, inquiry, or dispute by any court, governmental, administrative, or self-regulatory body, board of trade, exchange, or arbitration panel regarding any of their respective activities which might reasonably be expected to result in a material adverse change in the Adviser’s financial or business prospects or which might reasonably be expected to materially impair the Adviser’s ability to discharge its obligations under this Agreement or the Advisory Agreement with the Trust.

f.

No Untrue Statements or Omissions. The information provided by the Adviser to the Sub-Adviser in writing shall not, to the knowledge of the Adviser, contain any untrue statement of a material fact or omit to state a material fact necessary to make the information not misleading.

g.

Ongoing Representations and Warranties. If, at any time during the term of this Agreement, it discovers any fact or omission, or any event or change of circumstances has occurred, which would make any of its representations and warranties in this Agreement inaccurate or incomplete in any material respect, it will provide prompt written notification to the Sub-Adviser of such fact, omission, event, or change of circumstance, and the facts related thereto. The Adviser agrees that it will provide prompt notice to the Sub-Adviser in the event that: (i) the Adviser makes an assignment for the benefit of creditors, files a voluntary petition in bankruptcy, or is otherwise adjudged bankrupt or insolvent by a court of competent jurisdiction; or (ii) a material event occurs that could reasonably be expected to adversely impact the Adviser’s ability to perform this Agreement.

h.

The Adviser acknowledges and agrees that upon reasonable request by the Sub-Adviser, the Adviser will provide such information as the Sub-Adviser may need to satisfy applicable anti-money laundering laws and regulations.

14.	Renewal, Termination and Amendment.

a.

Renewal. This Agreement shall continue in effect until two years from the effectiveness date, and thereafter for successive periods of no more than twelve (12) months each, only so long as such continuance is specifically approved at least annually (i) by a vote of the Trustees of the Trust or by vote of a majority of outstanding voting securities of the Fund and (ii) by vote of a majority of the Trustees who are not interested persons of the Trust (as defined in the 1940 Act) or of any person party to this Agreement, cast in person at a meeting called for the purpose of such approval.

b.	Termination. This Agreement may be terminated at any time without payment of any penalty (i) by the Board, or by a vote of a majority of the outstanding voting securities of the Fund, upon 60 days’ prior written notice to the Adviser and the Sub-Adviser; (ii) by the Sub-Adviser upon 60 days’ prior written notice to the Adviser and the Fund; or (iii) by the Adviser upon 61 days’ written notice to the Sub-Adviser. For the avoidance of doubt, following delivery of a notice of termination pursuant to this Section 14(b) with respect to this Agreement, the Sub-Adviser will continue to have full discretionary investment and trading authority in accordance with the terms of this Agreement (including, without limitation, Sections 1(a) and 2 hereof) with respect to the Allocated Portion until the effective date of such termination. This Agreement may also be terminated, without the payment of any penalty, by either party immediately upon (A) a material breach by the other party of this Agreement which is not promptly cured pursuant to Section 7 hereof; or (ii) at the discretion of the terminating party, if the other party or any officer, director or key portfolio manager thereof is accused in any regulatory, self-regulatory or judicial proceeding of violating the federal securities laws or engaging in criminal conduct in connection with such person’s investment-related activities. This Agreement may also terminate if mutually agreed upon by both the Adviser and the Sub-Adviser. This Agreement shall terminate automatically and immediately upon termination of the Advisory Agreement. This Agreement shall automatically terminate in the event of its assignment. The terms “assignment,” “interested person” and “vote of a majority of the outstanding voting securities” shall have the meaning set forth for such terms in the 1940 Act or the rules thereunder. This Agreement may be amended at any time by the Sub-Adviser and the Adviser, subject to approval by the Board (including approval by those Trustees that are not “interested persons” of the Trust) and, if required by the 1940 Act or applicable SEC rules and regulations, a vote of a majority of the Fund’s outstanding voting securities; provided, however, that, notwithstanding the foregoing, this Agreement may be amended or terminated in accordance with any exemptive order issued to the Adviser, the Trust or its affiliates. It is understood that from time to time the Allocated Portion may be zero. This Agreement does not terminate in the event that no Allocated Portion is available for the Sub-Adviser.

c.

Consequences of Termination. In the event of termination of this Agreement, Sections 4, 8, 9, 10, 16, and 23(b) shall survive such termination of this Agreement. Section 15 of this Agreement shall survive for a period of two (2) years following termination of this Agreement. Termination of this Agreement shall immediately and unconditionally revoke any and all powers of attorney granted to the Sub-Adviser under this Agreement (other than with respect to any pending unsettled trades). Any Fees calculated in accordance with this Agreement accrued up to the date of termination and not yet paid by such date of termination shall, notwithstanding termination, be payable at the next following payment in accordance with this Agreement.

d.

Assignment. No assignment of this Agreement may be made by either party to this Agreement without the written consent of the other. Additionally, any assignment of this Agreement shall be made in accordance with the requirements of the Central Bank.

15.	Confidentiality.

a.

Except as expressly authorized in this Agreement or as required by applicable law, regulation or court order, each party hereto and its affiliates (each, for purposes of this section, the “Recipient Party”) shall keep confidential and shall not use or disclose, except with the consent of the other party hereto (each, for purposes of this section, the “Disclosing Party”), any and all non-public, proprietary or confidential information concerning the business of the Disclosing Parties and/or their affiliates or investors, or potential investors, therein obtained in connection with the services rendered under this Agreement, including, without limitation, Portfolio Information (the “Information”); provided that the Recipient Party may make such disclosure to its directors, officers, partners, employees, agents, advisors, service providers, investors or potential investors, potential financing counterparties or representatives, including legal and compliance personnel (collectively, the “Representatives”) who (i) need to know the Information in connection with this Agreement, (ii) have been informed of the confidential nature of such Information, and (iii) have been advised that such Information is to be kept confidential and not used for any other purpose. Notwithstanding the foregoing, the Trust and the Adviser shall be permitted to disclose Information to any third party subject to a non-disclosure agreement in connection with the operation of the Fund, provided that the Adviser shall not identify the securities and other instruments held in the Allocated Portion as specifically attributable to the Allocated Portion or the Sub-Adviser in any disclosure of such Portfolio Information (except for disclosures to Representatives or otherwise in connection with Sub-Adviser’s management of the Allocated Portion). The term “Information” will not include information that (i) is or becomes publicly available other than as a result of a disclosure by the Recipient Party in violation of this section; (ii) is or becomes available to the Recipient Party or its Representatives from a source other than the Disclosing Party, which source, to the knowledge of the Recipient Party or its Representatives, does not have an obligation of confidentiality to the Disclosing Party with respect to such information; (iii) was already in the Recipient Party’s possession or the possession of its Representatives prior to receiving such information from the Disclosing Party; or (iv) is developed independently by the Recipient Party or its Representatives without use of the Information. Notwithstanding anything to the contrary provided elsewhere herein, none of the confidentiality provisions in this section shall in any way limit the activities of Adviser and its affiliates in their businesses of providing services to the Trust or other clients.

b.

Portfolio Information. As used herein “Portfolio Information” means confidential and proprietary information of the Fund, the Adviser or the Sub-Adviser that is received by a party hereto in connection with this Agreement, and information with regard to the portfolio holdings, investment activity and characteristics of the Fund.

c.

Each of the Adviser and the Sub-Adviser agrees that it shall exercise the same standard of care that it uses to protect its own confidential and proprietary information, but no less than reasonable care, to protect the confidentiality of the Information.

d.

Each Recipient Party acknowledges the global nature of each Disclosing Party’s businesses and the efforts the Disclosing Parties undertake to develop, preserve and protect their Information and their business and competitive advantage and goodwill. Accordingly, each Recipient Party acknowledges and agrees that the restrictions, limitations and obligations in this section are reasonable and necessary for the protection of the legitimate business interests of the Disclosing Parties and their affiliates. Each Recipient Party also acknowledges that the Disclosing Parties would not have entered into this Agreement unless the Recipient Party agreed to such restrictions, limitations, and obligations.

16.	Notices.

Except as otherwise specifically provided herein, all communications under this Agreement must be in writing and will be deemed duly given and received when delivered personally, when sent by facsimile or e-mail transmission or three days after being deposited for next-day delivery with an internationally recognized overnight international delivery service, properly addressed to the party to receive such notice at the party’s address specified herein, or at any other address that any party may designate by notice to the others.

Sub-Adviser:

Blackstone Liquid Credit Strategies LLC

345 Park Avenue, 30th Floor

New York, New York 10154

By Email: Creditlegal@Blackstone.com

Adviser:

Peter Koffler

The Blackstone Group Inc.

Blackstone Alternative Investment Advisors LLC

345 Park Avenue, 28th Floor

New York, New York 10154

Fax: (212) 583-5016

James E. Thomas

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199-3600

Fax: (617) 235-0483

By Email: BAIACompliance@blackstone.com

17.	Severability.

If any provision of this Agreement is held by any court to be invalid, void or unenforceable, in whole or in part, the other provisions shall remain unaffected and shall continue in full force and effect, provided that the Agreement, as so modified, continues to express, without material change, the original intent of the parties and deletion of such provision will not substantially impair the respective rights and obligations of the parties, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

18.	[RESERVED]

19.	[RESERVED]

20.	Limitation on Consultation.

In accordance with Rule 12d3-1 and Rule 17a-10 under the 1940 Act and any other applicable law or regulation, the Sub-Adviser is not permitted to consult with any other sub-adviser to the Fund or any sub-adviser to any other portion of the Fund or to any other investment company or investment company series for which the Adviser serves as investment adviser concerning transactions for the Fund in securities or other assets.

21.	Cooperation.

The Sub-Adviser shall cooperate reasonably with the Adviser for purposes of filing any required reports, and responding to regulatory requests, with the SEC or such other regulator having appropriate jurisdiction. The Sub-Adviser will work in good faith with the Adviser and the Fund’s service providers in furtherance of the orderly daily operation of the Fund (including, without limitation, assisting with preparation of regulatory filings and responding to regulatory requests).

22.	Miscellaneous.

a.	Further Actions. Each party agrees to perform such further actions and execute such further documents as are necessary to effectuate the purposes hereof.

b.

Governing Law. To the extent that state law is not preempted by the provisions of any law of the United States of America, this Agreement shall be governed and construed under the laws of the State of New York, irrespective of and without regard for any conflicts of law principles. Any suit, proceeding or other action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York. To the extent that the United States District Court for the Southern District of New York lacks jurisdiction over such suit, proceeding or other action then it shall be brought in state court situated in Delaware. The parties hereby submit and consent to the exclusive in personam jurisdiction and venue of such courts.

c.

Appendices Part of Agreement. For the avoidance of doubt, it is acknowledged and agreed that the Appendices and Annexes appended hereto form a part of this Agreement. All defined terms used in this Agreement have the same meanings when used in the Appendices and Annexes hereto.

d.	Captions / Headings. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

e.

Joint Negotiation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, the parties intend that this Agreement be construed as if drafted jointly by the parties and that no presumption or burden of proof arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

f.	Counterparts. This Agreement may be executed in several counterparts, all of which together shall for all purposes constitute one agreement, binding on the parties.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the dates set forth below and effective as of the day and year first above written.

BLACKSTONE ALTERNATIVE INVESTMENT ADVISORS LLC

By:	/s/ Peter Koffler	Date:	3/10/2021

Name:	Peter Koffler

BLACKSTONE LIQUID CREDIT STRATEGIES LLC

By:	/s/ Marisa Beeney	Date:

Name:	Marisa Beeney

APPENDIX A

Sub-Advisory Fee